Mail Stop 4561

      							April 12, 2006

Mark Lustig
ActivCard Corp.
6623 Dumbarton Circle
Fremont, CA 94555

Re:	ActivCard Corp.
      Form 10-K for Fiscal Year Ended September 30, 2005
      	Filed December 28, 2005
		File No. 000-50223

Dear Mr. Lustig:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Stephen Krikorian
								Accounting Branch Chief